Exhibit No. 99

The Allstate Corporation
News Release

For more information:
Michael Trevino

Allstate Media Relations

(847) 402-5600

Allstate Reacts To Age Discrimination Decision

Federal court judge rules company did not discriminate based on age

NORTHBROOK, Ill., April 2, 2004 – On Tuesday, March 30, 2004, Judge John P. Fullam of the United States District Court for the Eastern District of Pennsylvania, determined that Allstate did not discriminate against its agents in its agent program reorganization. According to Judge Fullam, “on the undisputed facts of record, there is no basis for claims of age discrimination.” This ruling came in the EEOC and Romero lawsuits against Allstate Insurance Company.

Judge Fullam is the second judge to reach this same conclusion since the EEOC closed its age discrimination investigation. Judge Herndon of the U.S. District Court for the Southern District of Illinois also ruled in favor of Allstate last year on an identical age discrimination claim.

Allstate is also pleased that Judge Fullam dismissed a related case that claimed that Allstate violated the Employee Retirement Income Security Act (ERISA) by adopting various amendments to the Allstate Agents Pension Plan in 1991, 1994 and 1996.

Judge Fullam denied Allstate’s motion for summary judgment with respect to releases used in connection with the agent reorganization.  However, while the judge determined that the release is voidable at the option of each class member, he stated, “entering…judgment…that the signed releases are voidable at the option of the signing employee does not, of course, signify that any of the employees actually have valid claims to assert.”

The judge instructed that if an agent seeks to void the release, he or she may do so only if the agent returns to Allstate “any and all benefits received by the [agent] in exchange for signing the release.”

In an earlier and identical challenge to the release, Judge Herndon in Illinois ruled in favor of Allstate agreeing with the company that the use of the release was valid and enforceable.

Judge Fullam did not decide plaintiffs’ breach of contract claims but he did indicate that if plaintiffs’ employment was terminable at will as Allstate believes, “then Allstate’s action in terminating all those contracts on June 30, 2000 was entirely permissible.”  Other courts have decided this issue in favor of Allstate.

The Romero and EEOC litigation pending in Philadelphia relates to the Allstate agency program reorganization that was announced in November 1999 and implemented in the year 2000 in which Allstate ended its multiple employee agent programs in favor of a single independent contractor exclusive agent program.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,900 exclusive agencies and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, worksite, financial institutions and broker-dealers.